Exhibit 99.1

November 13, 2007 FOR IMMEDIATE RELEASE Contact: Anthony Brady Phone: 433-4189

Douglas S. Chesser to Retire from Wilber National Bank

The Board of Directors of Wilber National Bank announce the retirement of Douglas S. Chesser, Senior Vice President and Chief Credit Officer in Wilber’s Loan Division
December 14, 2007, marks the end of a 34 year career at the bank for Mr. Chesser.  Friends, family members and the community are invited to celebrate this milestone with him at a reception from 5 – 7pm on November 20 at the Main Office, 245 Main Street, Oneonta.
Wilber Bank President and CEO Douglas C. Gulotty congratulated Chesser on his retirement saying, “Mr. Chesser has contributed greatly to the company’s performance during his years of service as he advanced to Chief Credit Officer at the Bank. We wish him well in his retirement and offer our gratitude. His analytical mind and rapier wit will be missed by all.”
A 1980 graduate of Rutgers University Stonier Graduate School of Banking, Chesser began his career as Assistant Vice President in Wilber’s Loan division in 1974. During his tenure he held positions as Vice President, Senior Vice President and Senior Loan Officer. Prior to joining Wilber Bank, Chesser worked at the Office of the Comptroller of the Currency as an Assistant National Bank Examiner.
He earned his Bachelor’s degree in Business Administration at the State University of New York at Albany and continued his education graduating from the Stonier Graduate School of Banking at Rutgers University and the Senior Bank Officer’s School at the Wharton School.
A resident of Oneonta, Mr. Chesser presently serves as Director and Treasurer of the Southern Tier Chapter of the American Red Cross and is board member of New York Title Agency East. He has volunteered with the Oneonta Kiwanis Club and the Hartwick College Citizens Board. He also served as past–president of the Otsego County Chamber of Commerce and past-president of the United Way. He was a former instructor and advisory board member of the Central Atlantic School of Commercial Lending at Bucknell University.